Exhibit 99.1

July 29, 2015	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Second-quarter 2015 Financial Results
Affirms 2015 Financial Guidance

TULSA, Okla. - July 29, 2015 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its second quarter 2015 and affirmed its full-year 2015 guidance.

Highlights include:

•	Second-quarter 2015 net income was $12.1 million, or $0.23 per diluted share, compared with $9.5 million, or $0.18 per diluted share, in the second quarter 2014;

•	Actual heating degree days across the company’s service areas were 487 in the second quarter 2015, 26 percent warmer than normal and 30 percent warmer than the same period last year;

•
A quarterly dividend of 30 cents per share, or $1.20 per share on an annualized basis, was declared on July 20, 2015, payable on Sept. 1, 2015, to shareholders of record at the close of business on Aug. 14, 2015; and

•
In July 2015, Oklahoma Natural Gas filed a request with the Oklahoma Corporation Commission (OCC) for an increase in base rates, reflecting system investments and operating costs necessary to maintain the safety and reliability of its natural gas distribution system.

"Our second quarter results were supported by lower operating costs and new rates from pipeline system integrity investments, which were partially offset by the impact of warmer-than-normal weather, said Pierce H. Norton II, president and chief executive officer. I would like to thank our employees for their continued focus and commitment to serving our customers safely and reliably while efficiently managing expenses."

SECOND-QUARTER 2015 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $31.3 million in the second quarter 2015, compared with $26.8 million in the second quarter 2014.

Net margin increased by $0.3 million compared with second quarter 2014, which primarily reflects:

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

•	A $6.1 million increase from new rates primarily in Oklahoma and Texas;

•	A $1.3 million increase attributed to residential customer growth primarily in Oklahoma;

•	A $2.7 million decrease due to lower sales volumes, net of weather normalization, primarily from warmer weather in the second quarter 2015 compared with the second quarter 2014;

•	A $2.2 million decrease in line extension revenue, from commercial and industrial customers, and other revenues; and

•	A $1.6 million decrease due primarily to lower volumes from weather-sensitive transportation customers in Kansas.

Second-quarter 2015 operating costs were $112.5 million, compared with $118.4 million in the second quarter 2014, which primarily reflects:

•
A $4.3 million decrease in outside service expenses, which includes $2.7 million of lower costs associated with contractor pipeline maintenance activities and $1.3 million of costs associated with the separation from ONEOK, Inc. (NYSE: OKE);

•	A $1.6 million decrease in bad debt expense due primarily to warmer weather in Kansas;

•	A $1.2 million decrease in legal costs;

•	A $1.2 million decrease in ad valorem taxes;

•	A $0.9 million increase in employee-related expenses; and

•	A $0.9 million increase in information technology expenses.

Second-quarter 2015 depreciation and amortization was $33.0 million, compared with $31.3 million in the second quarter 2014. This increase was due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures were $70.5 million for the second quarter 2015, compared with $82.9 million in the second quarter 2014, due primarily to information technology assets acquired in 2014 due to the separation from ONEOK.

Key Statistics: More detailed information is listed on page 12 in the tables.

•	Actual heating degree days across the company’s service areas were 487 in the second quarter 2015, 26 percent warmer than normal and 30 percent warmer than the same period last year;

•	Actual heating degree days in the Oklahoma service area were 156 in the second quarter 2015, 20 percent warmer than normal and 32 percent warmer than the same period last year;

•	Actual heating degree days in the Kansas service area were 300 in the second quarter 2015, 27 percent warmer than normal and 27 percent warmer than the same period last year;

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

•	Actual heating degree days in the Texas service area were 31 in the second quarter 2015, 39 percent warmer than normal and 51 percent warmer than the same period last year;

•	Residential natural gas sales volumes were 11.4 billion cubic feet (Bcf) in the second quarter 2015, down 16 percent compared with the same period last year;

•	Total natural gas sales volumes were 16.4 Bcf in the second quarter 2015, down 12 percent compared with the same period last year;

•	Natural gas transportation volumes were 46.8 Bcf in the second quarter 2015, down 3 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 63.2 Bcf in the second quarter 2015, down 6 percent compared with the same period last year.

YEAR-TO-DATE 2015 FINANCIAL PERFORMANCE

Operating income for the six-month 2015 period was $140.3 million, compared with $136.2 million for the same period last year.

Net margin increased by $3.5 million compared with the same period last year, which primarily reflects:

•	A $14.9 million increase from new rates primarily in Oklahoma and Texas;

•	A $2.6 million increase attributed to residential customer growth primarily in Oklahoma;

•	A $5.0 million decrease due to lower sales volumes, net of weather normalization, primarily from warmer weather for the six-month 2015 period compared with the same period last year;

•	A $3.1 million decrease in line extension revenue, from commercial and industrial customers, and other revenues;

•
A $2.9 million decrease in rider and surcharge recoveries due to a lower ad-valorem surcharge in Kansas and the expiration of the take-or-pay rider in Oklahoma, both of which were offset by lower amortization expense; and

•	A $2.6 million decrease due primarily to lower transportation volumes from weather-sensitive customers in Kansas.

Operating costs for the six-month 2015 period were $234.9 million, compared with $237.3 million for the same period last year, which primarily reflects:

•
A $5.1 million decrease in outside service expenses, which includes $2.4 million of lower costs associated with contractor pipeline maintenance activities and $2.6 million of costs associated with the separation from ONEOK;

•	A $3.0 million decrease in legal and workers’ compensation expense;

•	A $1.6 million decrease in bad debt expense due primarily to warmer weather in Kansas;

•	A $1.4 million decrease in ad valorem taxes;

•	A $4.9 million increase in employee-related expenses; and

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

•	A $2.9 million increase in information technology expenses.

Depreciation and amortization for the six-month 2015 period was $64.6 million, compared with $62.8 million for the same period last year. This increase was due to a $5.1 million increase in depreciation expense from capital investments placed in service, offset partially by a $2.6 million decrease associated with the ad-valorem surcharge rider in Kansas and take-or-pay rider in Oklahoma.

Capital expenditures for the six-month 2015 period were $125.4 million, compared with $148.6 million for the same period last year, due primarily to information technology assets acquired in 2014 due to the separation from ONEOK.

The company ended the second quarter with $135.9 million of cash and cash equivalents, no short-term borrowings and $1.0 million in letters of credit, leaving $699 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at June 30, 2015, was approximately 40 percent.

> View earnings tables

REGULATORY ACTIVITY

Oklahoma

In July 2015, Oklahoma Natural Gas filed a request with the OCC for an increase in base rates, reflecting system investments and operating costs necessary to maintain the safety and reliability of its natural gas distribution system. Oklahoma Natural Gas’ request, if approved, represents an increase of $50.4 million in base rates and would result in a typical residential customer paying $4.98 more per month for the utility’s natural gas service.

In accordance with Oklahoma law, the OCC has 180 days to consider Oklahoma Natural Gas’ proposed rate changes.

Texas

In March 2015, Texas Gas Service filed under the El Paso Annual Rate Review (EPARR) requesting an increase in revenues of $9.4 million in the City of El Paso and surrounding incorporated cities. The filing included a request to include a payroll adjustment, which would increase revenues by an additional $1.8 million, for a total increase in revenues of $11.2 million. If approved, new rates will become effective in August 2015.

The EPARR provides for a streamlined review of Texas Gas Service’s revenue requirement on an annual basis, and is in lieu of a filing under the Gas Reliability Infrastructure Program (GRIP) statute with the City of El Paso.

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

GRIP is a capital-recovery mechanism that allows for a rate adjustment providing recovery of and a return on incremental capital investments made between rate cases.

Texas Gas Service received approval for rate relief under the GRIP statute with the City of Austin, Texas, and surrounding communities in May 2015, for approximately $3.7 million. The new rates became effective in June 2015.

In the normal course of business, Texas Gas Service has received approval for increases totaling $3.0 million in 2015 for rate relief under the GRIP and cost-of-service adjustments in other Texas jurisdictions to address investments in rate base and changes in cost of service.

Kansas

Kansas Gas Service is expected to file a rate case in mid-2016 based on a 2015 test year, with new rates effective January 2017.

2015 FINANCIAL GUIDANCE AFFIRMED

ONE Gas affirmed its 2015 financial guidance, with net income expected to be in the range of $108 million to $118 million.

Capital expenditures are expected to be approximately $300 million in 2015. More than 70 percent of these expenditures are targeted for system integrity and replacement projects.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Thurs., July 30, 2015, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-661-5167, pass code 5380939, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 5380939.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2015/OGS_Q2Earnings-$w$CbK95.ashx
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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On Jan. 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

ONE Gas trades on the New York Stock Exchange under the symbol "OGS," and is included in the S&P MidCap 400 Index.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com. For the latest news about ONE Gas, follow us on Twitter @ONEGasInc.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation, including the application of market rates by state and local agencies;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•	our ability to secure reliable, competitively priced and flexible natural gas supply;

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all of our cash needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	changes in law resulting from new federal or state energy legislation;

•	changes in environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards and corporate governance;

•	our ability to attract and retain talented management and directors;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of debt and equity securities and resulting funding requirements for our defined benefit pension plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK;

•	our ability to operate effectively as a separate, publicly traded company; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

ONE Gas, Inc.
STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2015	2014	2015	2014
	(Thousands of dollars, except per share amounts)
Revenues	$256,786	$296,838	$933,317	$1,063,016
Cost of natural gas	79,949	120,345	493,502	626,687
Net margin	176,837	176,493	439,815	436,329
Operating expenses
Operations and maintenance	99,422	103,826	205,983	207,325
Depreciation and amortization	33,006	31,318	64,636	62,778
General taxes	13,139	14,537	28,921	30,061
Total operating expenses	145,567	149,681	299,540	300,164
Operating income	31,270	26,812	140,275	136,165
Other income	72	672	885	1,305
Other expense	(502)	(337)	(956)	(1,485)
Interest expense, net	(11,190)	(11,776)	(22,359)	(24,726)
Income before income taxes	19,650	15,371	117,845	111,259
Income taxes	(7,574)	(5,917)	(45,388)	(42,729)
Net income	$12,076	$9,454	$72,457	$68,530

Earnings per share
Basic	$0.23	$0.18	$1.37	$1.32
Diluted	$0.23	$0.18	$1.36	$1.31

Average shares (thousands)
Basic	52,767	51,797	52,737	52,065
Diluted	53,438	52,446	53,437	52,481
Dividends declared per share of stock	$0.30	$0.28	$0.60	$0.28

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

ONE Gas, Inc.
BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2015	2014
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$4,970,989	$4,850,201
Accumulated depreciation and amortization	1,590,940	1,556,481
Net property, plant and equipment	3,380,049	3,293,720
Current assets
Cash and cash equivalents	135,886	11,943
Accounts receivable, net	142,701	326,749
Materials and supplies	31,682	27,511
Income tax receivable	12,156	43,800
Natural gas in storage	119,891	185,300
Regulatory assets	21,360	50,193
Other current assets	13,843	22,005
Total current assets	477,519	667,501
Goodwill and other assets
Regulatory assets	452,711	478,723
Goodwill	157,953	157,953
Other assets	57,728	51,313
Total goodwill and other assets	668,392	687,989
Total assets	$4,525,960	$4,649,210

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

ONE Gas, Inc.
BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2015	2014
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,102,754 shares at June 30, 2015; issued and outstanding 52,083,859 shares at December 31, 2014	$526	$521
Paid-in capital	1,764,170	1,758,796
Retained earnings	80,273	39,894
Accumulated other comprehensive income (loss)	(4,892)	(5,174)
Treasury stock, at cost: 495,251 shares at June 30, 2015	(21,184)	—
Total equity	1,818,893	1,794,037
Long-term debt, excluding current maturities	1,201,308	1,201,311
Total equity and long-term debt	3,020,201	2,995,348
Current liabilities
Current maturities of long-term debt	7	6
Notes payable	—	42,000
Accounts payable	67,819	159,064
Accrued interest	18,888	18,872
Accrued taxes other than income	34,199	44,742
Accrued liabilities	14,651	26,019
Customer deposits	59,179	60,003
Regulatory liabilities	37,354	32,467
Other current liabilities	14,839	9,260
Total current liabilities	246,936	392,433
Deferred credits and other liabilities
Deferred income taxes	900,630	894,585
Employee benefit obligations	277,878	287,779
Other deferred credits	80,315	79,065
Total deferred credits and other liabilities	1,258,823	1,261,429
Commitments and contingencies
Total liabilities and equity	$4,525,960	$4,649,210

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

ONE Gas, Inc.
STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2015	2014
	(Thousands of dollars)
Operating activities
Net income	$72,457	$68,530
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,636	62,778
Deferred income taxes	13,152	1,880
Share-based compensation expense	3,684	3,649
Provision for doubtful accounts	2,099	3,711
Changes in assets and liabilities:
Accounts receivable	181,949	161,173
Materials and supplies	(4,171)	2,375
Income tax receivable	31,644	—
Natural gas in storage	65,409	14,083
Asset removal costs	(20,902)	(21,557)
Accounts payable	(92,371)	(66,392)
Accrued interest	16	19,386
Accrued taxes other than income	(10,543)	6,215
Accrued liabilities	(11,368)	13,840
Customer deposits	(824)	(294)
Regulatory assets and liabilities	58,991	18,613
Other assets and liabilities	(11,306)	(26,294)
Cash provided by operating activities	342,552	261,696
Investing activities
Capital expenditures	(125,425)	(148,617)
Cash used in investing activities	(125,425)	(148,617)
Financing activities
Repayments of notes payable	(42,000)	—
Repurchase of common stock	(24,122)	—
Issuance of debt, net of discounts	—	1,199,994
Long-term debt financing costs	—	(11,058)
Cash payment to ONEOK upon separation	—	(1,130,000)
Issuance of common stock	4,471	693
Dividends paid	(31,533)	(14,553)
Cash provided by (used in) financing activities	(93,184)	45,076
Change in cash and cash equivalents	123,943	158,155
Cash and cash equivalents at beginning of period	11,943	3,171
Cash and cash equivalents at end of period	$135,886	$161,326

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ONE Gas Announces Second-quarter 2015 Financial Results;
Affirms 2015 Financial Guidance

July 29, 2015

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2015	2014	2015	2014
	(Millions of dollars, except as noted)
Financial
Net margin	$176.8	$176.5	$439.8	$436.3
Operating costs	$112.5	$118.4	$234.9	$237.3
Depreciation and amortization	$33.0	$31.3	$64.6	$62.8
Operating income	$31.3	$26.8	$140.3	$136.2
Capital expenditures	$70.5	$82.9	$125.4	$148.6

Net margin on natural gas sales	$149.1	$144.7	$372.3	$363.1
Transportation revenues	$20.6	$22.2	$52.0	$54.7
Net margin, excluding other revenues	$169.7	$166.9	$424.3	$417.8

Volumes (Bcf)
Natural gas sales
Residential	11.4	13.6	71.5	77.0
Commercial and industrial	4.6	4.7	21.8	23.0
Wholesale and public authority	0.4	0.4	1.5	1.2
Total volumes sold	16.4	18.7	94.8	101.2
Transportation	46.8	48.4	107.6	115.3
Total volumes delivered	63.2	67.1	202.3	216.6

Average number of customers (in thousands)
Residential	1,973	1,959	1,977	1,966
Commercial and industrial	157	156	158	159
Wholesale and public authority	3	3	3	3
Transportation	13	12	13	12
Total customers	2,146	2,130	2,151	2,140

Heating Degree Days
Actual degree days	487	700	6,007	6,699
Normal degree days	657	664	5,944	5,948
Percent colder (warmer) than normal weather	(25.9)%	5.4%	1.1%	12.6%

Statistics by State
Oklahoma
Average number of customers (in thousands)	863	855	865	858
Actual degree days	156	228	2,067	2,370
Normal degree days	195	195	1,998	1,998
Percent colder (warmer) than normal weather	(20.0)%	16.9%	3.5%	18.6%

Kansas
Average number of customers (in thousands)	637	635	640	641
Actual degree days	300	409	2,815	3,288
Normal degree days	411	411	2,913	2,913
Percent colder (warmer) than normal weather	(27.0)%	(0.5)%	(3.4)%	12.9%

Texas
Average number of customers (in thousands)	646	640	646	641
Actual degree days	31	63	1,125	1,041
Normal degree days	51	58	1,033	1,037
Percent colder (warmer) than normal weather	(39.2)%	8.6%	8.9%	0.4%